EXHIBIT 99.1

TIMKEN Where You Turn

Media Contact:

Denise Bowler
Manager — Associate &
Financial Communications
(330) 471-3485
www.timken.com/media

Investor Contact:

Steve Tschiegg
Manager — Investor Relations
(330) 471-7446

NEWS RELEASE

TIMKEN COMPANY EARNINGS PER SHARE DOUBLE ON RECORD FIRST QUARTER SALES AND NET INCOME

     CANTON, OH — April 19, 2005 — The Timken Company today reported record sales of $1.3 billion in the first quarter of 2005, up 19 percent from a year ago, driven by strong industrial demand. Timken had record net income of $58.2 million, or $0.63 per diluted share, compared to $28.5 million, or $0.32 per diluted share, in the first quarter a year ago. Excluding special items, earnings per diluted share were $0.64, compared to $0.31 last year. Special items in the first quarter of 2005 totaled $1.1 million of pretax expense, compared to $0.7 million of pretax income a year ago. The company’s tax rate for the quarter was 36 percent, compared to 38 percent in the same period a year ago, reflecting the benefit of tax planning strategies. The company expects the tax rate going forward to remain at 36 percent.

     “We continued to see broad strength in industrial markets, leading the Industrial and Steel Groups to deliver solid earnings this quarter. The performance in these areas more than offset the results of the Automotive Group, which reflected the relative weakness of the North American automotive industry,” said James W. Griffith, president and CEO. “Over the past few years, we have taken actions to improve competitiveness in preparation for the upturn in global markets, and we are now benefiting from these actions. Overall, we are pleased with our first-quarter results and are continuing to focus on improving margins and performance.”

     Total debt at March 31, 2005 was $837.5 million, 39.1 percent of capital. Debt was higher than the 2004 year-end level of $779.3 million due to higher working capital requirements, resulting from increased sales volume and seasonality. During the quarter,

The Timken Company

Denise Bowler
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
P.O. Box 6932
Canton, OH 44706-0932 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-4118
e-mail: denise.bowler@timken.com

Steve Tschiegg
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
P.O. Box 6928
Canton, OH 44706-0928 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
e-mail: steve.tschiegg@timken.com

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Standard & Poors Ratings Services and Moody’s Investors Service improved their outlook on Timken debt from negative to stable and also reaffirmed their ratings of BBB- and Ba1, respectively. The company expects its leverage to be lower at the end of this year, compared to last year.

Industrial Group Results

     For the first quarter, the Industrial Group achieved record sales of $468.8 million, up 14 percent from $410.6 million last year. End market demand continued to be robust with the strongest growth in rail, mining, construction, agriculture and heavy industrial applications. The group is continuing to focus on customer service and expanding market opportunities. During the first quarter, for example, Timken expanded its industrial product line through a licensing and supply agreement with Federal-Mogul Corporation to sell National® industrial seal products in the U.S. and Canada under the Timken brand.

     The Industrial Group’s continued strong performance was reflected in earnings before interest and taxes (EBIT) of $47.0 million, up 31 percent from $35.8 million last year. Higher volume, price increases and improved productivity drove the EBIT increase, which was partially offset by increased costs for growth initiatives.

Automotive Group Results

     Automotive Group sales were $420.3 million, up 1 percent from $415.6 million in the first quarter of last year. Continued strong demand in the heavy truck market was nearly offset by a production decline in North American light vehicles. Sales also benefited from new platforms launched in 2004, such as the Nissan Titan and Pathfinder Armada and Ford F-150.

     The Automotive Group recorded an EBIT loss of $5.1 million in the first quarter of 2005, compared to EBIT of $18.3 million last year. The loss was due primarily to higher raw material costs, which could not be completely offset due to contractual commitments with certain customers. However, the company is making progress in recovery of raw material cost increases. The Automotive Group’s results were also negatively impacted by lower

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The Timken Company

volume in passenger car applications.

Steel Group Results

     The Steel Group benefited from strong performance in both its alloy steel and specialty steel businesses. The group posted record sales of $467.4 million, up 51 percent from $309.3 million in the first quarter of last year. The increase was due to three factors: higher volume, with the strongest demand from aerospace, energy and general industrial customers; surcharges; and price increases. EBIT was a record $63.7 million, compared to $2.7 million last year. The group’s improved profitability reflects increased volume, price increases and its success in recovering higher raw material costs through surcharges. In addition, high operating levels and labor productivity contributed to improved profitability.

Outlook

     The company expects continued strong results in 2005 with estimated earnings per diluted share, excluding special items, of $0.55 to $0.60 for the second quarter and $2.05 to $2.20 for the full year. Continued strength of global industrial markets is expected to contribute to strong Industrial and Steel Group performance. North American light vehicle production is expected to be down slightly, while medium and heavy truck production is expected to remain strong. The Automotive Group should see improved profitability over last year as a result of productivity gains, price increases and surcharges.

Conference Call Information

     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Tuesday, April 19, 2005

3 p.m. Eastern Time

Live Dial-In:	706-634-0975
(Call in 10 minutes prior to be included)
Replay Dial-In through April 26, 2005: 706-645-9291
Conference ID: 3420178

Live Web cast:	www.timken.com

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The Timken Company

     The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere – on land, on the seas and in space. With operations in 27 countries, sales of $4.5 billion in 2004 and 26,000 employees, Timken is Where You Turn™ for better performance.

     Certain statements in this news release (including statements regarding the Company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: fluctuations in raw material costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the rapid improvement in the industrial markets; changes in the Company’s effective tax rate; the results of the Company’s discussions with the union that represents Company associates at the Canton area manufacturing facilities; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the Company’s 2004 Annual Report, page 64. The Company undertakes no obligation to update or revise any forward-looking statement.

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The Timken Company

CONSOLIDATED STATEMENT OF INCOME	AS REPORTED		ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	1Q 05	1Q 04	1Q 05	1Q 04

Net sales	$1,304,540	$1,098,785	$1,304,540	$1,098,785
Cost of products sold	1,031,566	894,886	1,031,566	894,886
Manufacturing rationalization/Integration/Reorganization expenses — cost of products sold	1,124	1,376	—	—

Gross Profit	$271,850	$202,523	$272,974	$203,899
Selling, administrative & general expenses (SG&A)	163,630	138,715	163,630	138,715
Manufacturing rationalization/Integration/Reorganization expenses — SG&A	409	3,988	—	—
Impairment and restructuring	—	730	—	—

Operating Income	$107,811	$59,090	$109,344	$65,184
Other expense	(5,146)	(8,820)	(5,146)	(8,820)
Special items — other income	386	6,795	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$103,051	$57,065	$104,198	$56,364
Interest expense, net	(12,102)	(11,145)	(12,102)	(11,145)

Income Before Income Taxes	$90,949	$45,920	$92,096	$45,219
Provision for income taxes	32,714	17,450	33,155	17,183

Net Income	$58,235	$28,470	$58,941	$28,036

Earnings Per Share	$0.64	$0.32	$0.65	$0.31

Earnings Per Share-assuming dilution	$0.63	$0.32	$0.64	$0.31

Average Shares Outstanding	90,804,936	89,265,382	90,804,936	89,265,382
Average Shares Outstanding-assuming dilution	91,871,363	90,137,140	91,871,363	90,137,140

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/integration/reorganization and special charges and credits for all periods shown

BUSINESS SEGMENTS
(Thousands of U.S. dollars)	1Q 05	1Q 04

Industrial Group
Net sales to external customers	$468,449	$410,269
Intersegment sales	398	289

Total net sales	$468,847	$410,558
Adjusted earnings before interest and taxes (EBIT) * (2)	$46,999	$35,766
Adjusted EBIT Margin (2)	10.0%	8.7%

Automotive Group
Net sales to external customers	$420,265	$415,602
Adjusted earnings (loss) before interest and taxes (EBIT) * (2)	($5,100)	$18,323
Adjusted EBIT (Loss) Margin (2)	-1.2%	4.4%

Steel Group
Net sales to external customers	$415,826	$272,914
Intersegment sales	51,605	36,417

Total net sales	$467,431	$309,331
Adjusted earnings before interest and taxes (EBIT) * (2)	$63,725	$2,724
Adjusted EBIT Margin (2)	13.6%	0.9%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments and EBIT disclosures are responsive to investors.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars)	Mar 31, 2005	Dec 31, 2004
Short-term debt	$226,556	$158,690
Long-term debt	610,957	620,634

Total Debt	837,513	779,324
Less: cash and cash equivalents	(51,768)	(50,967)

Net Debt	$785,745	$728,357

Net debt	$785,745	$728,357
Shareholders’ equity	1,306,523	1,269,848

Net debt + shareholders’ equity (Capital)	$2,092,268	$1,998,205

Ratio of Net Debt to Capital	37.6%	36.5%

This reconciliation is provided as additional relevant information about Timken’s financial position. Management believes Net Debt is more representative of Timken’s indicative financial position, due to a temporary increase in cash and cash equivalents.

Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.

This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/integration/reorganization costs, and Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments.

	1Q 05		1Q 04
(Thousands of U.S. dollars, except share data)	$	EPS	$		EPS

Net income	$58,235	$0.63	$28,470		$0.32

Pre-tax special items:
Manufacturing rationalization — cost of products sold	1,124	0.01	—		—
Integration/reorganization expense — cost of products sold	—	—	1,376		0.02
Manufacturing rationalization — SG&A	409	0.00	—		—
Integration/reorganization expenses — SG&A	—	—	3,988		0.04
Impairment and restructuring	—	—	730		0.01
Special items — other (income) expense:
CDSOA receipts, net of expenses	—	—	(7,743)		(0.09)
Adoption of FIN 46 for investment in PEL	—	—	948	(3)	0.01
Other	(386)	(0.00)	—		—
Tax effect of special items	(441)	(0.00)	267		0.00

Adjusted net income	$58,941	$0.64	$28,036		$0.31

(3) In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.

Reconciliation of Outlook Information -

Expected earnings per diluted share for the full year and second quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2005 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	Mar 31	Dec 31
(Thousands of U.S. dollars)	2005	2004

ASSETS
Cash & cash equivalents	$51,768	$50,967
Accounts receivable	790,294	717,425
Deferred income taxes	86,652	90,066
Inventories	936,764	874,833

Total Current Assets	$1,865,478	$1,733,291
Property, plant & equipment	1,547,875	1,582,957
Goodwill	190,442	189,299
Other assets	448,005	432,953

Total Assets	$4,051,800	$3,938,500

LIABILITIES
Accounts payable & other liabilities	$528,382	$520,259
Short-term debt	226,556	158,690
Accrued expenses	394,359	362,378

Total Current Liabilities	$1,149,297	$1,041,327
Long-term debt	610,957	620,634
Accrued pension cost	438,794	468,644
Accrued postretirement benefits cost	496,640	490,366
Other non-current liabilities	49,589	47,681

Total Liabilities	$2,745,277	$2,668,652

SHAREHOLDERS’ EQUITY	1,306,523	1,269,848

Total Liabilities and Shareholders’ Equity	$4,051,800	$3,938,500

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended
	Mar 31	Mar 31
(Thousands of U.S. dollars)	2005	2004

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$58,235	$28,470
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	54,100	53,928
Other	(724)	4,113
Changes in operating assets and liabilities:
Accounts receivable	(82,242)	(87,328)
Inventories	(75,771)	(15,767)
Other assets	559	(5,287)
Accounts payable and accrued expenses	34,898	(3,283)
Foreign currency translation loss	3,204	1,476

Net Cash Used by Operating Activities	($7,741)	($23,678)

INVESTING ACTIVITIES
Capital expenditures	($32,363)	($24,449)
Other	288	(2,099)
Acquisitions	(6,556)	(1,549)

Net Cash Used by Investing Activities	($38,631)	($28,097)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($13,686)	($11,614)
Net borrowings on credit facilities	63,559	67,749

Net Cash Provided by Financing Activities	$49,873	$56,135

Effect of exchange rate changes on cash	($2,700)	$2,029

Increase in Cash and Cash Equivalents	801	6,389
Cash and Cash Equivalents at Beginning of Period	$50,967	$28,626

Cash and Cash Equivalents at End of Period	$51,768	$35,015